Exhibit 5.2

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

April 7, 2026

Evernorth Holdings Inc.

600 Battery Street

San Francisco, CA 94111

Ladies and Gentlemen:

We have acted as special counsel to Evernorth Holdings Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the registration of 11,499,992 warrants of the Company (the “Warrants”), entitling the warrant holders of Armada Acquisition Corp. II, a Cayman Islands exempted company (“SPAC”), to exercise each such Warrant for one share of common stock of the Company at an exercise price of $11.50 per share pursuant to the Warrant Agreement, dated as of May 20, 2025, between SPAC and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), with respect to which the Company is to be the successor upon consummation of the business combination (the “Business Combination”) that will be consummated pursuant to that certain Business Combination Agreement, dated as of October 19, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, SPAC, Evernorth Corporate Merger Sub Inc., a Delaware corporation, Pathfinder Digital Assets LLC, a Delaware limited liability company, Evernorth Company Merger Sub LLC, a Delaware limited liability company and Ripple Labs Inc., a Delaware corporation.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all signatures on all documents that we reviewed are genuine, (vi) all parties executing documents had the power, corporate or other, to enter into and perform all obligations thereunder and the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties (other than as expressly covered below in respect of the Company), (vii) all statements in certificates of public officials and officers of the Company as to matters of fact that we reviewed were and are accurate and (viii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In giving the following opinions, we have relied (without further verification) upon the legal opinion of Brownstein Hyatt Farber Schreck, LLP filed as Exhibit 5.1 to Amendment No. 1 the Registration Statement on the date hereof.

Evernorth Holdings Inc.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we are of the opinion that, upon effectiveness of the transactions contemplated by the Business Combination Agreement, each issued and outstanding Warrant will be (i) issued in accordance with and in the manner described in the Registration Statement and the Business Combination Agreement and (ii) assuming that the Warrants have been duly authorized, executed and delivered by the Company insofar as Nevada law is concerned, a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the proxy statement/prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

April 7, 2026	2